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                                                                    EXHIBIT 99.1

                     [LETTERHEAD OF READ-RITE CORPORATION]

FOR IMMEDIATE RELEASE

CONTACT:     Read-Rite Corporation
             Investment Community      Media:
             Jane Conn                 John DiMatteo
             (510) 683-7676            (510) 683-7379


READ-RITE AMENDS TERMS OF PENDING EXCHANGE OFFER AND EXTENDS EXPIRATION DATE TO
                                   MARCH 15

MILPITAS, CA -- March 9, 2000 -- Read-Rite Corporation (Nasdaq: RDRT) today announced that approximately $136.5 million in aggregate principal value of the company's 6-1/2% convertible subordinated notes due 2004, approximately 40% of the total, were tendered in its exchange offer which was scheduled to expire at 5:00 PM Eastern Standard Time ("EST") on March 8, 2000. The company also received indications of interest for more than $16 million in cash for additional notes. Prior to the initial expiration date of the exchange offer, the company received requests from bondholders to alter or modify the terms of the exchange offer. In order to accommodate holders of existing notes who want to participate in the exchange offer, the company has decided to eliminate the condition in its exchange offer, which required at least 66-2/3% of the existing notes to be tendered, and has extended the expiration date to 12:00 midnight EST on March 15, 2000. The company intends to advise its banks of the amended offer. Bondholders who have already tendered the old notes or indicated an interest for new notes also have the right to withdraw during this additional period.

          As a result of the extension of the exchange offer, the conversion price will be set at a 15% premium over the volume weighted average price of the company's common stock for the period from March 6, 2000 through March 10, 2000.

          Read-Ride Corporation is one of the world's leading independent manufacturers of magnetic recording heads, head gimbal assemblies (HGAs) and head stack assemblies (HSAs) for disk drives and tape drives. The company is headquartered in Milpitas, California and has operations in Japan, Thailand, the Philippines and Singapore. The company's home page on the world wide web can be reached at http://www.readrite.com.